Exhibit 99.1

MEDIVATION REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

- Worldwide Net Sales of XTANDI Totaled $595 Million in the Second Quarter of 2016 (+22% vs. Prior Year) -

- Second Quarter 2016 U.S. XTANDI Net Sales of $330.3 Million (+11% vs. Prior Year) -

- Second Quarter 2016 U.S. XTANDI Underlying Demand Increased 18% vs. Prior Year -

- Second Quarter 2016 Collaboration Revenue $206.2 Million (+17% vs. Prior Year) -

Webcast Today at 4:30 p.m. Eastern Time

SAN FRANCISCO, CA – August 9, 2016 – Medivation, Inc. (NASDAQ: MDVN) today reported its financial results for the quarter ended June 30, 2016 and reaffirmed full-year 2016 financial guidance.

U.S. net sales of XTANDI® (enzalutamide) capsules, as recorded by Astellas, were $330.3 million for the quarter ended June 30, 2016, an increase of $31.8 million (+11% compared to the second quarter of 2015). The year-over-year net sales growth was driven by an 18% increase in underlying demand, partially offset by a lower net selling price resulting from a higher gross-to-net rate. Ex-U.S. net sales of XTANDI, as recorded by Astellas, were approximately $265 million for the quarter, an increase of $76 million (+41% compared to the second quarter of 2015).

“For the second consecutive quarter, XTANDI was the leading novel hormonal agent in the U.S. We continue to see increases in duration of therapy and new patient starts as well as accelerating uptake in the urology market,” said David Hung, M.D., Founder, President and Chief Executive Officer of Medivation. “In addition, we anticipate a very exciting second half of 2016 for XTANDI as we prepare commercially for the October 22 PDUFA date for a potential U.S. label amendment to include head-to-head data of enzalutamide versus bicalutamide. We also expect top-line results from our Phase II ER/PR positive breast cancer trial and our PLATO trial before year end. Looking ahead into next year, we anticipate the completion of enrollment for PROSPER, our Phase III trial in non-metastatic castration-resistant prostate cancer, as well as potentially top-line results from this study.”

“Moreover, we have made important strides in advancing the development of talazoparib, having completed successful meetings with the FDA to align on clinical development plans in several indications. We anticipate initiating multiple, including some potentially registrational, studies for talazoparib in non-gBRCA breast cancer, prostate cancer, small cell lung cancer and ovarian cancer in 2016 and glioblastoma multiforme, non-small cell lung cancer and potentially other indications in 2017. We also expect to read out top-line results from our first talazoparib registrational study, EMBRACA, in germline-BRCA mutated breast cancer in the first half of 2017. And finally, given the overall survival results we have recently reported with pidilizumab in a rare childhood brain tumor called diffuse intrinsic pontine glioma, or DIPG, we plan to meet with the FDA to discuss potential approval pathways for this wholly owned, late-stage asset.”

Key Highlights Include:

•	XTANDI maintained its lead in the novel hormonal therapy (NHT) market with 51% share

•	The European Medicines Agency updated the XTANDI European label to include data from the head-to-head TERRAIN trial of enzalutamide versus bicalutamide

•	Announced plans to initiate the Phase III ENDEAR trial investigating enzalutamide in patients with diagnostic-positive triple-negative breast cancer with enrollment expected to begin in the fourth quarter 2016

•	Received the 2016 Health Science Award from American Urologic Association for outstanding support of physician and patient education in prostate cancer

•	Announced activation of the talazoparib-containing arm of the investigator-sponsored I-SPY 2 trial investigating talazoparib in combination with low-dose irinotecan in the neoadjuvant setting in patients with newly diagnosed, locally advanced HER2-negative breast cancer

•	Held two successful meetings with the FDA to discuss and align on potential registrational trials for talazoparib in castration resistant prostate cancer and small cell lung cancer

•	Announced results from a Phase I/II study of pidilizumab, an investigational antibody with immune-mediated anti-tumor effects, that demonstrated potential clinical benefit in pediatric patients with diffuse intrinsic pontine glioma

•	Named one of the San Francisco Bay Area’s Top Workplaces for the fourth year in a row by the San Francisco Bay Area News Group.

GAAP and Non-GAAP Financial Results:

Revenues:

Medivation’s collaboration revenue on a GAAP basis for the second quarter of 2016 was $206.2 million, compared with $175.7 million for the same period in 2015 (+17% vs. prior year). Non-GAAP collaboration revenue for the second quarter of 2016 was $206.2 million, compared with $174.8 million for the same period in 2015 (+18% vs. prior year). Medivation’s collaboration revenue related to U.S. net sales of XTANDI for the second quarter 2016 was $165.1 million, compared with $149.2 million for the same period in 2015 (+11% vs. prior year). Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI for the second quarter 2016 was $41.0 million, compared with $25.6 million for the same period in 2015 (+60% vs. prior year).

Expenses:

Research and Development (R&D) expenses on a GAAP basis for the second quarter of 2016 were $73.4 million, compared with $47.3 million for the same period in 2015.

Non-GAAP R&D expenses for the second quarter of 2016 were $60.5 million, compared with $41.3 million for the same period in 2015 (+47% vs. prior year). The increase in non-GAAP R&D expenses primarily relates to expenses associated with Medivation’s talazoparib program, which Medivation acquired in the fourth quarter of 2015. On a sequential quarter-over-quarter basis, non-GAAP R&D expenses decreased approximately 12%.

Selling, general and administrative (SG&A) expenses on a GAAP basis for the second quarter of 2016 were $758.4 million, compared with $74.7 million for the same period in 2015. The increase in SG&A expenses was primarily due to a non-cash charge of $674.0 million due to an increase in the fair value of the contingent consideration liability related to Medivation’s acquisition of talazoparib from BioMarin Pharmaceutical Inc. Medivation recorded an increase in the fair value of this liability due to various market and development-specific events that occurred during the quarter, including the announcement of positive Phase III data for Tesaro’s PARP inhibitor product candidate, positive feedback received from regulatory authorities on two potentially registrational studies for talazoparib and recently generated clinical data for talazoparib.

Non-GAAP SG&A expenses for the second quarter of 2016 were $68.0 million, compared with $57.5 million for the same period in 2015 (+18% vs. prior year). The increase in non-GAAP SG&A expenses primarily relates to expenses related to higher sales and marketing costs following the expansion of Medivation’s salesforce, higher royalties, and talazoparib.

Net Income:

Medivation reported a GAAP net loss of $403.9 million, or $2.45 per diluted share, for the quarter ended June 30, 2016, compared with GAAP net income of $25.8 million, or $0.15 per diluted share, for the same period in 2015. Medivation’s second quarter net loss was a result of the non-cash increase to SG&A expenses related to the increase in Medivation’s contingent consideration liability for talazoparib, as discussed above.

Non-GAAP net income for the second quarter of 2016 was $50.0 million, or $0.29 per diluted share, compared with non-GAAP net income of $48.7 million, or $0.29 per diluted share, for the same period in 2015.

Cash Position:

At June 30, 2016, cash, cash equivalents and investments were $348.7 million, compared with $225.9 million at December 31, 2015, an increase of $122.9 million.

2016 Financial Guidance:

Medivation is reaffirming its 2016 full-year financial guidance as set forth below. For R&D expenses and SG&A expenses (and, as a result, total operating expenses, tax rate and diluted earnings per share), Medivation is not providing guidance regarding GAAP results because it is unable to reliably forecast the items excluded from non-GAAP expenses, such as contingent consideration and transaction-related advisory expenses, except to the extent reflected in the footnotes to the table below. Certain of the excluded items have been material through June 30, 2016, and these and other excluded items can be expected to be material for the full year 2016.

MEDIVATION FULL-YEAR 2016 FINANCIAL GUIDANCE

Year Ending December 31, 2016
U.S. net sales of XTANDI	$1.425 to $1.525 billion(1)
Collaboration revenue	$900 to $970 million(2)
Non-GAAP operating expenses	$555 to $600 million(3)
Non-GAAP R&D expenses	$280 to $300 million(4)
Non-GAAP SG&A expenses	$275 to $300 million(5)
Non-GAAP tax rate	35.5% - 36%
Non-GAAP diluted earnings per share	$1.30 - $1.40(6)

(1)	U.S. net sales of XTANDI, as reported by Astellas, represents Medivation’s projection of U.S. net sales at the Astellas level.
(2)	Collaboration revenue includes (i) Medivation’s collaboration revenue related to U.S. net sales of XTANDI and (ii) Medivation’s collaboration revenue related to ex-U.S. net sales of XTANDI, in the form of a royalty payment earned from Astellas. In prior periods, non-GAAP collaboration revenue excluded upfront and milestone-related payments from Astellas. No such payments are anticipated in 2016 or thereafter.
(3)	Non-GAAP operating expenses, net of cost-sharing payments to/from Astellas, exclude the items described in notes (4) and (5) below.
(4)	Non-GAAP R&D expenses exclude stock-based compensation expense ($11.9 million through June 30, 2016 and estimated to be $25-30 million for the full year 2016), change in fair value of contingent purchase consideration ($10.1 million through June 30, 2016), upfront license and milestone-related payments to third parties ($4.5 million through June 30, 2016), transaction-related advisory services ($0.1 million through June 30, 2016) and impairments of in-process R&D ($4.5 million through June 30, 2016).
(5)	Non-GAAP SG&A expenses exclude stock-based compensation expense ($17.0 million through June 30, 2016 and estimated to be $35-40 million for the full year 2016), change in fair value of contingent purchase consideration ($680.2 million through June 30, 2016) and transaction-related advisory expenses ($6.3 million through June 30, 2016).
(6)	Non-GAAP diluted earnings per share excludes items described in (2)-(5) in addition to non-cash interest expense related to the Revolving Credit Facility ($0.2 million through June 30, 2016). In prior periods, non-GAAP diluted earnings per share also excluded non-cash interest expense and loss on extinguishment related to the Convertible Notes, which were fully redeemed in 2015.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$267,761	$225,853
Short-term investments	59,432	—
Receivable from collaboration partner	227,310	391,558
Prepaid expenses and other current assets	49,653	15,877
Restricted cash	1,449	930

Total current assets	605,605	634,218
Property and equipment, net	60,994	58,142
Long-term investments	21,515	—
Intangible assets	648,799	644,299
Deferred income tax assets, non-current	284,933	57,011
Restricted cash, net of current	11,687	12,206
Goodwill	18,643	18,643
Other non-current assets	7,331	7,072

Total assets	$1,659,507	$1,431,591

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$135,026	$186,203
Borrowings under Revolving Credit Facility	—	75,000
Contingent consideration	4,951	4,900
Current portion of build-to-suit lease obligation	127	—

Total current liabilities	140,104	266,103
Contingent consideration	952,604	262,368
Build-to-suit lease obligation, excluding current portion	17,244	17,406
Other non-current liabilities	15,881	13,035

Total liabilities	1,125,833	558,912
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 340,000,000 shares authorized; 165,555,633 and 163,905,342 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	1,656	1,639
Additional paid-in capital	745,475	684,841
Accumulated other comprehensive loss	(550)	—
Retained earnings (accumulated deficit)	(212,907)	186,199

Total stockholders’ equity	533,674	872,679

Total liabilities and stockholders’ equity	$1,659,507	$1,431,591

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Collaboration revenue	$206,165	$175,657	$388,662	$304,845
Operating expenses:
Research and development expenses	73,375	47,294	150,962	91,970
Selling, general and administrative expenses	758,431	74,708	855,258	158,647

Total operating expenses	831,806	122,002	1,006,220	250,617

Income (loss) from operations	(625,641)	53,655	(617,558)	54,228
Other income (expense), net:
Loss on extinguishment of Convertible Notes	—	(7,868)	—	(7,871)
Interest expense	(475)	(5,309)	(1,155)	(10,917)
Other, net	(23)	(52)	(232)	88

Total other income (expense), net	(498)	(13,229)	(1,387)	(18,700)

Income (loss) before income tax expense	(626,139)	40,426	(618,945)	35,528
Income tax (expense) benefit	222,217	(14,600)	219,839	(12,820)

Net income (loss)	$(403,922)	$25,826	$(399,106)	$22,708

Basic net income (loss) per common share	$(2.45)	$0.16	$(2.42)	$0.14

Diluted net income (loss) per common share	$(2.45)	$0.15	$(2.42)	$0.14

Weighted average common shares used in the calculation of basic net income (loss) per common share	164,926	158,505	164,586	157,576

Weighted average common shares used in the calculation of diluted net income (loss) per common share	164,926	168,690	164,586	162,995

MEDIVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Collaboration revenue reconciliation:
GAAP collaboration revenue	$206,165	$175,657	$388,662	$304,845
Upfront and milestone-related payments from Astellas(a)	—	(846)	—	(2,257)

Non-GAAP collaboration revenue	$206,165	$174,811	$388,662	$302,588

Research and development expenses reconciliation:
GAAP research and development expenses	$73,375	$47,294	$150,962	$91,970
Stock-based compensation expense(b)	(5,858)	(6,109)	(11,895)	(11,920)
Contingent consideration(c)	(8,997)	70	(10,137)	(930)
Upfront license and milestone-related payments to third party(d)	(2,500)	—	(4,500)	—
Transaction-related advisory services expense(d)	(8)	—	(8)	—
Change in fair value of intangible asset(d)	4,500	—	4,500	—

Non-GAAP research and development expenses	$60,512	$41,255	$128,922	$79,120

Selling, general, and administrative expenses reconciliation:
GAAP selling, general, and administrative expenses	$758,431	$74,708	$855,258	$158,647
Stock-based compensation expense(b)	(8,836)	(7,969)	(17,010)	(15,530)
Contingent consideration(c)	(675,331)	(1,083)	(680,150)	(4,083)
Transaction-related advisory services expense(d)	(6,298)	—	(6,298)	—
Upfront license and milestone-related payments to third party(d)	—	(8,108)	—	(14,057)

Non-GAAP selling, general, and administrative expenses	$67,966	$57,548	$151,800	$124,977

Other expense (income), net reconciliation:
GAAP other expense (income), net	$498	$13,229	$1,387	$18,700
Non-cash interest expense(e)	(85)	(5,309)	(170)	(9,219)
Loss on extinguishment of Convertible Notes(f)	—	(7,868)	—	(7,871)

Non-GAAP other expense (income), net	$413	$52	$1,217	$1,610

Income tax expense (benefit) reconciliation:
GAAP income tax expense (benefit)	$(222,217)	$14,600	$(219,839)	$12,820
Income tax effect on non-GAAP adjustments(g)	249,473	12,668	257,726	21,963

Non-GAAP income tax expense	$27,256	$27,268	$37,887	$34,783

Net income (loss) reconciliation:
GAAP net income (loss)	$(403,922)	$25,826	$(399,106)	$22,708
Milestone-related payments from Astellas(a)	—	(846)	—	(2,257)
Stock-based compensation expense(b)	14,694	14,078	28,905	27,450
Contingent consideration(c)	684,328	1,013	690,287	5,013
Upfront license and milestone-related payments to third party(d)	2,500	8,108	4,500	14,057
Transaction-related advisory services expense(d)	6,306	—	6,306	—
Change in fair value of intangible asset(d)	(4,500)	—	(4,500)	—
Non-cash interest expense(e)	85	5,309	170	9,219
Loss on extinguishment of Convertible Notes(f)	—	7,868	—	7,871
Income tax adjustments(g)	(249,473)	(12,668)	(257,726)	(21,963)

Non-GAAP net income	$50,018	$48,688	$68,836	$62,098

Diluted net income (loss) per share reconciliation:
GAAP diluted net income (loss)	$(403,922)	$25,826	$(399,106)	$22,708
Non-GAAP adjustments after-tax	453,940	22,862	467,942	39,390
Interest expense related to Convertible Notes, net of taxes(h)	—	—	—	1,098

Non-GAAP diluted net income	$50,018	$48,688	$68,836	$63,196

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Non-GAAP diluted net income per share	$0.29	$0.29	$0.41	$0.37

Shares used in per share calculation (diluted):
GAAP shares used in per share calculation (diluted)(i)	164,926	168,690	164,586	162,995
Dilutive impact of common stock equivalents	5,030	—	4,621	—
Dilutive impact of potential common shares for Convertible Notes	—	—	—	7,440

Non-GAAP shares used in per share calculation (diluted)(i)	169,956	168,690	169,207	170,435

Non-GAAP adjustment summary:
Collaboration revenue	$—	$(846)	$—	$(2,257)
Research and development expenses	12,863	6,039	22,040	12,850
Selling, general and administrative expenses	690,465	17,160	703,458	33,670
Other expense (income), net	85	13,177	170	17,090

Total non-GAAP adjustments before tax	703,413	35,530	725,668	61,353
Income tax effect	(249,473)	(12,668)	(257,726)	(21,963)

Total non-GAAP adjustments after tax	$453,940	$22,862	$467,942	$39,390

(a)	Upfront and milestone-related payments from Astellas: Upfront and milestone payments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward; such exclusion facilitates understanding of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
(b)	Stock-based compensation expense: Stock-based compensation expense is excluded from non-GAAP financial measures because of the nature of this charge, varying available valuation methodologies, subjective assumptions and the variety of award types; such exclusion facilitates comparison of Medivation’s operating results to peer companies.
(c)	Contingent consideration: The effects of contingent consideration valuation are excluded from non-GAAP financial measures because of the nature of this item, which is related to the change in fair value of the liability for contingent consideration related to the acquisition of worldwide rights to talazoparib from BioMarin Pharmaceutical Inc., and Medivation’s license agreement with CureTech, Inc. for pidilizumab; such exclusion facilitates comparisons of Medivation’s operating results to peer companies.
(d)	Upfront license and milestone-related payments to third party and other adjustments: These payments and adjustments are excluded from non-GAAP financial measures because they occur at irregular intervals and are not related to Medivation’s long term core business going forward or are non-cash charges; such exclusion facilitates understanding of the ongoing economics of the business, facilitates period over period comparison and is reflective of how Medivation manages its business.
(e)	Non-cash interest expense related to the Revolving Credit Facility and Convertible Notes: The effects of non-cash interest expense related to the Revolving Credit Facility and Convertible Notes are excluded from non-GAAP financial measures because these expenses are non-cash expenses; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.
(f)	Loss on extinguishment of Convertible Notes: The effects of loss on extinguishment of Convertible Notes are excluded from non-GAAP financial measures because this expense is a non-cash charge; such exclusion facilitates comparison of Medivation’s cash operating results to peer companies and is reflective of how Medivation manages its business.
(g)	Income tax adjustments: Adjustments to income tax expense for non-GAAP financial measures consist of the income tax effect of the non-GAAP adjustments.
(h)	Interest expense related to Convertible Notes: For the six months ended June 30, 2015, cash interest expense is added back to non-GAAP net income for the purposes of the non-GAAP diluted income per share calculation.
(i)	Shares used in per share calculation (diluted): In periods in which Medivation reports a GAAP or non-GAAP net loss, all common stock equivalents are deemed anti-dilutive and basic and diluted weighted average shares are equal. Because Medivation had non-GAAP net income for the three and six months ended June 30, 2016, the dilutive effect of common stock equivalents is included in the non-GAAP diluted net income per share calculation for those periods.

In periods in which Medivation reports GAAP or non-GAAP net income, the effect of contingently issuable shares is considered in the calculation of diluted net income per share. For the three months ended June 30, 2015, Medivation included the impact of approximately 4.8 million contingently issuable shares related to Convertible Notes in the diluted net income per share calculation for both GAAP and non-GAAP purposes. For the six months ended June 30, 2015, Medivation included the effect of approximately 7.4 million contingently issuable shares related to the Convertible Notes in the diluted net income per share calculation for non-GAAP purposes. The effect of the Convertible Notes is excluded from the diluted net income per share calculation for GAAP purposes for the six months ended June 30, 2015 because their effect is anti-dilutive.

Non-GAAP Financial Measures

To supplement Medivation’s financial results presented on a U.S. GAAP basis, Medivation uses certain non-GAAP financial measures as shown in the tables above. Medivation believes that these non-GAAP financial measures are helpful in understanding Medivation’s past financial performance and potential future financial results. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures, and they should be read in conjunction with Medivation’s consolidated financial statements prepared in accordance with U.S. GAAP. Medivation’s management uses these non-GAAP financial measures for planning, budgeting, forecasting and performance measurement, to assess historical operating performance and make financial and operational business decisions, and also to provide forecasts and financial guidance to investors on this basis. In addition, Medivation believes that the presentation of these non-GAAP financial measures is useful to investors because it enhances the ability of investors to compare Medivation’s financial results period over period and allows for greater transparency with respect to key financial metrics Medivation uses in making operating decisions, and also because Medivation’s investors and analysts regularly use them to model or track Medivation’s financial performance. Medivation believes that the non-GAAP financial measures provide investors with a meaningful understanding of its historical and potential future financial results because they exclude certain non-cash charges such as stock-based compensation which is substantially dependent on changes in the market price of Medivation’s common stock and the timing of equity awards, impairment charges, changes in fair value of intangible assets and contingent purchase consideration; revenues and expenses that occur at irregular intervals, such as milestone payments earned from collaboration partners and related payments to licensors of technology, and transaction-related advisory expenses; and non-cash interest expense and losses related to Convertible Notes. Investors should note that these non-GAAP financial measures are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with Medivation’s results of operations as determined in accordance with U.S. GAAP. Investors should also note that these non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. In addition, from time-to-time in the future there may be other items that Medivation may exclude for the purposes of its non-GAAP financial measures; likewise, Medivation may in the future cease to exclude items that Medivation has historically excluded for the purpose of Medivation’s non-GAAP financial measures. Medivation’s non-GAAP financial measures may not be comparable with non-GAAP financial measures provided by other companies.

Conference Call/Webcast Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on Medivation’s website for a limited time following the live event.

About XTANDI®

XTANDI (enzalutamide) capsules is an androgen receptor inhibitor that blocks multiple steps in the androgen receptor signaling pathway within the tumor cell. In preclinical studies, enzalutamide has been shown to competitively inhibit androgen binding to androgen receptors, and inhibit androgen receptor nuclear translocation and interaction with DNA. The clinical significance of this MOA is unknown.

XTANDI is approved by the U.S. Food and Drug Administration for the treatment of patients with metastatic castration-resistant prostate cancer (CRPC).

Important Safety Information

Contraindications XTANDI is not indicated for women and is contraindicated in women who are or may become pregnant. XTANDI can cause fetal harm when administered to a pregnant woman.

Warnings and Precautions

Seizure In Study 1, conducted in patients with metastatic castration-resistant prostate cancer (CRPC) who previously received docetaxel, seizure occurred in 0.9% of XTANDI patients and 0% of placebo patients. In Study 2, conducted in patients with chemotherapy-naive metastatic CRPC, seizure occurred in 0.1% of XTANDI patients and 0.1% of placebo patients. There is no clinical trial experience re- administering XTANDI to patients who experienced a seizure, and limited safety data are available in patients with predisposing factors for seizure. Study 1 excluded the use of concomitant medications that may lower threshold; Study 2 permitted the use of these medications. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity during which sudden loss of consciousness could cause serious harm to themselves or others. Permanently discontinue XTANDI in patients who develop a seizure during treatment.

Posterior Reversible Encephalopathy Syndrome (PRES) In post approval use, there have been reports of PRES in patients receiving XTANDI. PRES is a neurological disorder which can present with rapidly evolving symptoms including seizure, headache, lethargy, confusion, blindness, and other visual and neurological disturbances, with or without associated hypertension. A diagnosis of PRES requires confirmation by brain imaging, preferably MRI. Discontinue XTANDI in patients who develop PRES.

Adverse Reactions

The most common adverse reactions (> 10%) reported from two combined clinical studies that occurred more commonly (> 2% over placebo) in XTANDI patients were asthenia/fatigue, back pain, decreased appetite, constipation, arthralgia, diarrhea, hot flush, upper respiratory tract infection, peripheral edema, dyspnea, musculoskeletal pain, weight decreased, headache, hypertension, and dizziness/vertigo.

In Study 1, Grade 3 and higher adverse reactions were reported among 47% of XTANDI patients and 53% of placebo patients. Discontinuations due to adverse events were reported for 16% of XTANDI patients and 18% of placebo patients. In Study 2, Grade 3-4 adverse reactions were reported in 44% of XTANDI patients and 37% of placebo patients. Discontinuations due to adverse events were reported for 6% of both study groups.

•	Lab Abnormalities: Grade 1-4 neutropenia occurred in 15% of XTANDI patients (1% Grade 3-4) and 6% of placebo patients (0.5% Grade 3-4). Grade 1-4 thrombocytopenia occurred in 6% of XTANDI patients (0.3% Grade 3-4) and 5% of placebo patients (0.5% Grade 3-4). Grade 1-4 elevations in ALT occurred in 10% of XTANDI patients (0.2% Grade 3-4) and 16% of placebo patients (0.2% Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of XTANDI patients (0.1% Grade 3-4) and 2% of placebo patients (no Grade 3-4).

•	Infections: In Study 1, 1% of XTANDI patients, compared to 0.3% of placebo patients died from infections or sepsis. In Study 2, 1 patient in each treatment group (0.1%) had an infection resulting in death.

•	Falls (including fall-related injuries), occurred in 9% of XTANDI patients and 4% of placebo patients. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients, and included non-pathologic fractures, joint injuries, and hematomas.

•	Hypertension occurred in 11% of XTANDI patients and 4% of placebo patients. No patients experienced hypertensive crisis. Medical history of hypertension was balanced between arms. Hypertension led to study discontinuation in < 1% of all patients.

Drug Interactions

Effect of Other Drugs on XTANDI Avoid strong CYP2C8 inhibitors, as they can increase the plasma exposure to XTANDI. If co-administration is necessary, reduce the dose of XTANDI.

Avoid strong CYP3A4 inducers as they can decrease the plasma exposure to XTANDI. If co-administration is necessary, increase the dose of XTANDI.

Effect of XTANDI on Other Drugs Avoid CYP3A4, CYP2C9, and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

For Full Prescribing Information for XTANDI (enzalutamide) capsules, please visit www.XtandiHCP.com/PI

You are encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

About Medivation, Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com.

Forward-Looking Statements

Certain of the statements in this press release, including those contained in Dr. Hung’s quotes regarding the expected timing of enrollment in and results from Medivation’s ongoing clinical trials and intentions and expectations with respect to current and future clinical development activities and Medivation’s belief that it is on track to meet its guidance, as well as the entire section under the caption “2016 Financial Guidance”, are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected or included in Medivation’s guidance, including, without limitation: Medivation’s and Astellas’ ability to sustain and increase the rate of growth in revenues for XTANDI despite increasing competitive, reimbursement and economic challenges; the risk that the proposed U.S. label amendment to include head-to-head data of enzalutamide versus bicalutamide may not be approved as anticipated; changes in healthcare and pharmaceutical laws and regulations and reimbursement practices; the risk that unexpected adverse events could impact sales of XTANDI; Medivation’s dependence on the efforts of and funding by Astellas for the development, manufacturing and commercialization of XTANDI; risks related to the timing, progress and results of Medivation’s ongoing or planned clinical trials, including difficulties or delays in enrolling and retaining patients, or that the results of Medivation’s ongoing clinical trial may not be positive and even if positive, may not be sufficient to support registration or registration utilizing expedited pathways; the risk that adverse safety findings from ongoing clinical trials could result in the delay or discontinuation of Medivation’s product development activities for XTANDI, talazoparib and/or pidilizumab; unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its quarterly report on Form 10-Q for the quarter ended June 30, 2016, which is expected to be filed on August 9, 2016. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Contacts:

Investors	Media
Anne Bowdidge	Samina Bari
(650) 218-6900	(415) 275-5893